UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 25, 2005

Exact Name of Registrant as Specified in
	Charter; State of Incorporation;	IRS Employer
Commission File Number	Address and Telephone Number	Identification Number

1-8962	Pinnacle West Capital Corporation	86-0512431
(an Arizona corporation)
400 North Fifth Street, P.O. Box 53999
Phoenix, AZ 85072-3999
(602) 250-1000

1-4473	Arizona Public Service Company	86-0011170
(an Arizona corporation)
400 North Fifth Street, P.O. Box 53999
Phoenix, AZ 85072-3999
(602) 250-1000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
     This combined Form 8-K is separately filed by Pinnacle West Capital Corporation and Arizona Public Service Company. Each registrant is filing on its own behalf all of the information contained in this Form 8-K that relates to such registrant. Neither registrant is filing any information that does not relate to such registrant, and therefore makes no representation as to any such information.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On October 25, 2005, Arizona Public Service Company (“APS”) entered into a Fourth Amended and Restated Letter of Credit and Reimbursement Agreement (the “Amended Reimbursement Agreement”), dated as of October 25, 2005, among APS, Barclays Bank PLC, New York Branch, as administrative agent, letter of credit issuer (the “L/C Issuer”) and a bank, The Bank of New York, as syndication agent, and the other financial institutions from time to time party thereto. Pursuant to the Amended Reimbursement Agreement, the L/C Issuer extended the term of three separate, direct-pay letters of credit supporting three separate series of pollution control revenue bonds issued in 1994 by the City of Farmington, New Mexico (the “Issuer”) for the benefit of APS, relating to pollution control facilities at the Four Corners Generating Plant. The letters of credit are in the amounts of $50,406,948, $67,090,219 and $32,142,082.20, respectively. The stated termination date of the letters of credit was extended from July 22, 2007 to October 25, 2010.
     The letters of credit support APS’ obligations under installment sale agreements entered into by APS and the Issuer to make payments to the Issuer sufficient to pay principal and interest on the related pollution control bonds when due and to pay the purchase price of such bonds that are tendered by the holders for purchase and are not remarketed. Pursuant to the Amended Reimbursement Agreement, APS must repay the L/C Issuer for all drawings under the letters of credit on the same date as the drawings are made. However, if drawings are made to pay the purchase price of bonds that are optionally tendered by the holders or that are required to be tendered due to a change in rate period, or if drawings are made to pay the redemption price of bonds in the case of a partial redemption, such drawings may remain outstanding as loans to APS for up to the full term of the Amended Reimbursement Agreement, if APS can satisfy certain conditions. In the case of such loans resulting from drawings to pay the purchase price of tendered bonds, the loans will be secured by the purchased bonds until such bonds can be remarketed.
     APS must pay interest on any outstanding loans under the Amended Reimbursement Agreement and fees from time to time. Certain interest and fee payments will be based on APS’ then-current senior unsecured debt credit ratings.
     The Amended Reimbursement Agreement contains customary covenants, including a requirement that APS maintain a certain financial ratio. The Amended Reimbursement Agreement also contains customary events of default, including a cross default provision. If an Amended Reimbursement Agreement event of default occurs and is continuing, lenders holding a specified percentage of the commitments or the L/C Issuer may accelerate APS’ obligations with respect to the related bonds by requiring a mandatory tender of such bonds. Although the purchase price of the bonds in the event of such a mandatory tender would be paid with a draw under the related letter of credit, APS would have an immediate reimbursement obligation to the L/C Issuer. Upon such an event of default, the lenders or the L/C Issuer could also accelerate APS’ obligation to pay any loans outstanding under the Amended Reimbursement Agreement at the time. The acceleration of outstanding loans will occur automatically in the event of an insolvency or bankruptcy default.

     The bonds would also be subject to mandatory redemption, payment of the redemption price with a draw under the related letter of credit and an immediate repayment obligation on the part of APS to the L/C Issuer if a determination of taxability with respect to the bonds occurs or if an event of default under the related installment sale agreement occurs and is continuing. An event of default under each installment sale agreement includes: (1) failure of APS to make certain payments with respect to the related bonds when due; (2) certain bankruptcy and insolvency events relating to APS; and (3) failure of APS to observe and perform its covenants or agreements under the installment sale agreement after a grace period. APS’ covenants under the installment sale agreements consist of typical agreements for transactions of this sort, including actions intended to preserve the tax-exempt status of the related bonds.
     The principal of the bonds could also be accelerated and paid with a draw under the letter of credit, resulting in an immediate repayment obligation on the part of APS to the L/C Issuer if an event of default under the related ordinances under which the bonds were issued occurs and is continuing. An event of default under each ordinance includes: (1) failure to make certain payments with respect to the related bonds when due and (2) failure of the Issuer to observe and perform its covenants or agreements under the ordinance after a grace period. The Issuer’s covenants under the ordinances consist of typical agreements for transactions of this sort, including actions intended to preserve the tax-exempt status of the related bonds.
     APS and its affiliates maintain normal banking and other relationships with the L/C Issuer.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE WEST CAPITAL CORPORATION (Registrant)
Dated: October 26, 2005	By:	/s/ Barbara M. Gomez
Barbara M. Gomez
Vice President and Treasurer

ARIZONA PUBLIC SERVICE COMPANY (Registrant)
Dated: October 26, 2005	By:	/s/ Barbara M. Gomez
Barbara M. Gomez
Vice President and Treasurer

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